DENTSPLY INTERNATIONAL, INCORPORATED

                            Moderator: Gary Kunkle
                                April 26, 2005
                                  7:30 am CT


Operator:    Good morning. My name is (Kelly) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Dentsply International First Quarter Earning's Release conference call.

             All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press the pound key.

             Thank you. I would like to turn the call over to Mr. Gary Kunkle, Vice Chairman and Chief Executive Officer. Sir you may begin.

Gary Kunkle: Thank you (Kelly) and good morning. And thank you all for joining the Dentsply First Quarter 2005 Conference Call. My name is Gary Kunkle and I am the Vice Chairman and Chief Executive Officer. Also with me today are Tom Whiting, our President and Chief Operating Officer. And Bill Jellison, Senior Vice President and Chief Financial Officer.


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             I will begin today's call with some overview comments regarding our first quarter results and our overall business. And before turning the call over to Bill I will conclude with some remarks regarding our outlook for the balance of the year.

             Bill will then go through a more detailed review of the P&L and balance sheet. And finally we'll all be pleased to answer any questions that you may have.

             Before we get started it's important to note that this conference call may include forward looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on form 10K and its subsequent periodic reports on form 10Q filed with the Securities and Exchange Commission.

             This conference in its entirety will be part of an 8K filing and will be available on our web site.

             By now each of you should have received a copy of our first quarter earnings announcement that we released yesterday after the market closed. Our reported sales during the first quarter were 407 million. This represented a decrease of 1.8% compared to the first quarter of 2004.

             If you exclude the precious metal content sales increased 3% for the quarter. The 3% sales gain for the quarter broke out as follows. Base business was minus 1.6%. Foreign exchange was plus 3.3%. And acquisition was plus 1.3%. The geographic base business growth -- and this is ex-precious metals -- was as follows.


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             The United States was plus 7%. Europe was minus 13%. And the balance of the world was +3%. And this was with really strong growth in Asia -- 15% -- and Latin America with 8%. And this was offset by negative growth in the Middle East and Japan.

             Now clearly the negative growth in Europe was the contributing factor to the low quarterly performance. And this was driven by the reimbursement issues in the German dental market. As you may recall from our fourth quarter conference call in 2004 we explained that Germany had announced a new dental reimbursement for 2005.

             It stated that effective January 1, 2005 fixed reimbursement for prosthetic work will replace the percentage pay formula. In making this change a patient will now be able to apply the reimbursement towards any prosthetic procedure. This included all ceramic bridges and implants -- areas that did not receive any reimbursement under the percentage reimbursement (scheme).

             While we were encouraged then -- and we remain encouraged now -- by what the reimbursement changes can mean for our business in the long term, at that time, we expressed our concern during the fourth quarter conference call over the lack of preparedness of the German dentists, the labs, and the insurance companies to initiate this change on such short notice.


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             As a result of these concerns we stated that we expected the first quarter growth to be low. But that the second quarter and the balance of the year should show considerable improvements. The impact of slow implementation on the new reimbursement program has been far greater than we anticipated or -- in fact -- greater than anyone else projected.

             There have been estimates from the President of the German Dental Technician Association, from a number of industry leaders and others that prosthetic work -- in other words the dental lab business -- has decreased over 50% during the first quarter. Some have estimated it as high as 60%.

             Most of this has attributed to the slow implementation of the reimbursement program with some attributed to the reduction in reimbursement benefits for certain high-end procedures.

             It's estimated that over 50% of the 64,000 dental technicians in Germany are working less than full time, either working part time or on mandatory holiday with 10% having been dismissed. Expectations are that those working part time and those that are on holiday will return to work during the year as the demand increases.

             We've already seen improvement in the prosthetic segment of the German dental market as the backlog of requested procedures moves into the dental offices. And we expect it will continue to improve during the year.


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             We also believe, however, that it's unlikely the market will recover enough to offset the entire deficit created during the first quarter. Best estimates are that by the end of 2005 the prosthetic market will be approximately 90% of the previous year volume for the full year and return to positive growth in 2006.

             On a more positive note the International Dental Show -- which is held every other year in Germany -- was very well-attended in spite of the current market conditions. We considered it a great success for Dentsply. With respect to the prosthetic market we did introduce a new software for Cercon -- which is our all ceramic technology for crowns and bridges that will optimize the use of our current Cercon blocks.

             With this benefit -- and along with the fact that all ceramics are now part of the reimbursement -- labs can now not only produce Cercon cost competitively with precious metal alternatives as they did before but they can now be cost competitive with non-precious metal alternatives.

             This was of particular interest to labs given the current environment. The Cercon production is significantly less labor intense than its precious and non-precious metal alternatives. This will allow a lab to increase their production of Cercon without a corresponding increase in labor. Of course this is a great benefit given the current cut-back in labor in dental labs.


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             Looking at the United States we are very pleased to see the improvement in our first quarter internal growth in the US to approximately 7% -- which is really the strongest growth we've seen in the US since 2002. This was led by double digit growth in orthodontics and implants -- areas that continue to have consistently high growth for us. We also experienced solid high single digit growth in our chair-side consumables - those products sold to dental offices.

             Asia had a strong quarter with internal growth of 15%. This strong growth occurred -- in most categories -- reflecting the return to our pre-SARS growth expectations.

             Latin America experienced solid growth of 8% internally. This region -- like Asia -- showed strong growth across most categories. It was led geographically by high growth in Brazil and Mexico.

             In the first quarter we bough GAC SA -- which is our European distributor of our orthodontic products. They service France, Germany, Switzerland and Norway. This vertical integration improved our first quarter sales by over $4 million. And it's expected to add about $16 million for the full year.

             It'll be neutral to modestly accretive in 2005. We expect it to add four to five cents in 2006. And of course we also expect that with this ownership we will be in a better position to improve our effectiveness through this organization.

             We remain very active in the market pursuing other acquisition targets. And while I can't be specific, we continue to be encouraged by what we see. And -- with few exceptions -- (fair) valuations.


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             Just some other items of interest. With respect to our anesthetic pharmaceutical plant in Chicago, we are pleased to announce that we received approval from MHRA -- which is the regulatory authority for the UK, Australia, and New Zealand. And we've recently begun shipping to those countries.

             We've also received facilities approval for Canada and expect to receive product approval this quarter. We've also made our submission for facility approval to the FDA, and are awaiting a date for the inspection. While it's always difficult to anticipate an approval date we're expecting approval before the year end.

             Just some comments on new products that were recently released. We continue to be very pleased with the market acceptance of Oraqix -- our new non-injectable dental anesthetic for scaling and root planing. And while we don't disclose sales volume for specific products I can tell you that both the sale of the initial starter kits and the reorders from previous purchasers are above our forecast.

             It was also very favorably received at the IDS in Germany where it was previewed. And we expect to receive approvals across Europe throughout the balance of the year.

             BioPure continues to receive a high degree of interest from dentists doing endodontic procedures. It is our new irrigant that is used to disinfect the canal as well as remove the smear layer that is created in a root canal procedure. As a result, its use dramatically reduces the probability of complications or failure resulting from bacterial contamination.


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             Calamus was introduced in the first quarter. This is a unique, very user friendly obturation delivery system used in root canal procedures. The filling material that is to be put into the canal during the procedure is in a cartridge that's designed for single patient use.

             It makes it more convenient, disposable, and provides for quick easy clean up following the procedure. It is yet another innovative product added to our very broad and successful portfolio of products for endodontics.

             Xeno IV is our first single component self etching adhesive. It comes in one bottle with one brush applicator requiring no mixing. It's extremely user friendly. And of course it provides the superior bond strength of our other adhesive products. Xeno IV was introduced in the first quarter.

             SmartLite PS is another addition to our SmartLite LED curing light product line. It is very user-friendly with a simple pen design and size that offers high powered LED curing and a convenient style light with a quick ten second cure. And it is cordless.

             And finally already previewed in the market and being shown at the upcoming American Association of Orthodontics in May is Interactive Mystique. This is the world's first low friction translucent ceramic bracket. It has a clear interactive clip that we call Neo-Clip -- which can be rapidly placed and removed from Mystique -- which is our new ceramic bracket.

             It engages the wire similarly to self-ligation -- which is known for its benefits of reduced appointment time and improved oral hygiene.

             We will begin shipping this by the end of the quarter immediately following the AAO meeting in May. So this is just some highlights of some of the products released during the first quarter and scheduled to release shortly.

             We continue to be very excited about the pipeline of new products that we have. And look forward to telling you more about them as they approach our introduction.

             Before I turn the call over the Bill I would like to make some closing remarks. While we can't change the impact the German reimbursement has on their dental market we can change what we do to respond to it. Our marketing efforts will be focused on market share gains with such products as Cercon that, as I said before, has a unique opportunity for growth during this period of transition in Germany.

             It is unlikely, however, that we'll be able to completely offset the entire impact of the first quarter and deliver on our initial internal growth targets of 5 to 6% for the full year. However we do expect the growth to improve throughout the year as the German market stabilizes and to be above 5% growth for the balance of this year.

             Also we have plans in place to adjust our cost structure, to address the lower demand for prosthetics in Germany. With these changes we remain comfortable with our original guidance of $2.59 to $2.63 earnings per share for 2005.

             That concludes my remarks. I will now turn the call over to Bill Jellison to take you through the P&L and balance sheet.

Bill Jellison:  Thanks Gary. Good morning everyone. As Gary mentioned net sales for the first quarter of 2005 decreased by 1.8% in total and increased by 3% excluding precious metals. The sales increase -- ex-precious metals -- for the quarter included a 3.3% increase from FX translation.

             The geographic mix of sales -- ex-pm -- in the first quarter of 2005 included the US at 43.2% -- compared to 41.7% in the first quarter of last year. Europe represented 37.8% this year compared to 40% in the same period last year. And the rest of the world was 19.1% of sales compared to 18.3% in the same period last year.

             Most of the geographic changes occurred as sales grew outside of Germany. The negative sales impact from delays and dental claim processing tied to the German dental reform implementation not only impacted sales growth for the company but also negatively impacted margins while slightly benefiting the corporation's tax rate.

             Gross margins for the first quarter were 56.6% -- that's ex-precious metals -- compared to 56.8% in the first quarter of 2004. Margin rates were negatively impacted in the quarter as a result of lower volume and product mix. Rates are expected to increase as we move through the year and benefit from improved leverage, product mix, and manufacturing initiatives.


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             SG&A was 138.4 million -- or 37.5% of sales ex-precious -- metals this quarter versus 37.1% in the prior year's first quarter. The higher expense level in the first quarter primarily resulted from non-capitalized costs relating to the new anesthetic plant in Chicago, costs related to our Sarbanes-Oxley compliance, the acquisition of GAC SA in Europe, and foreign exchange movements. Expenses are expected to be lower as a percent of sales for the entire year than in 2004.

             Operational margins for the quarter were 17.3% compared to 16.9% in the 2004 first quarter. Operating margins based on sales -- excluding precious metals -- were 19%. And compared to 19.6% last year in the same period.

             We still expect that operating margins for the entire year will improve from last year as a result of both improved product mix and the operational leverage.

             Net interest and other income in the quarter was .2 million -- which is an improvement of 5.7 million compared to last year's first quarter. Net interest expense improved by 1.3 million in the quarter. And other income improved by 4.3 million primarily as a result of foreign exchange transaction gains occurring in the period.

             The corporate tax rate in the quarter was 30.3% compared to 29.2% in the first quarter of 2004. The first quarter's current period operational tax rate was 30.8%.


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             Income from continuing operations in the first quarter of 2005 was 49 million or 60 cents per diluted share. That's a 7.1% increase over the first quarter of 2004. Income from continuing operations in the first quarter of last year included a 1 cent per diluted share negative impact from restructuring.

             Let's now look at cash flow and a few balance sheet items. Cash flow was lower in the first quarter than the same period last year as receivables increased off a low point at year end and a patent settlement payment was made. Operating cash flow in the first quarter of 2005 were approximately $25 million compared to $47 million in the same period of 2004.

             Capital expenditures were 9 million -- yielding a free cash flow of about 16 million for the first quarter excluding $5 million of dividends. Depreciation and amortization for the first quarter of 2005 was $13 million. Inventory days were 97 at the end of the first quarter of 2005 compared to 92 days at year-end.

             Inventory days should improve as sales begin to strengthen through the year. Receivable days stood at 56 days at the end of the first quarter compared to the record low level of 47 days achieved at year end. We do expect some slight improvement here as well moving into the year as our target for (AR) days is in the low 50s.

             At the end of the first quarter of 2005 we had $437 million in cash and short term investments compared to $506 million at the end of 2004. Long term debt was $771 million at the end of the first quarter compared to 780 million at the end of 2004.


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             In addition we had $70 million of short term debt and a
             derivative asset value of $25 million at the end of the quarter. Dentsply repurchased $29 million of stock -- or approximately 522,000 shares at an average price of $56.38 in the first quarter of 2005.

             Based on the company's current authorization to maintain up to 3 million shares of treasury stock we still have approximately 2.2 million shares available for repurchase. And we expect to continue to be in the market repurchasing shares during the second quarter.

             Finally -- as Gary noted -- we remain comfortable with a diluted EPS range of $2.59 to $2.63 for 2005. This guidance does not include the affect of any potential future decision to repatriate foreign earnings for purposes consistent with the American Jobs Creation Act of 2004.

             That concludes our prepared remarks. And we'd be glad to answer any questions that you may have at this time.

Gary Kunkle: (Kelly)?

Operator:    At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone key pad. We'll pause for just a moment to compile the Q&A roster.

             Your first question comes from (Derek Leckow).

(Derek Leckow): Good morning.


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Gary Kunkle: Hi (Derek).

(Derek Leckow): Had a question here on the guidance. It looks like you're maintaining the guidance. As I make changes to my model here in the latter three quarters of the year the biggest assumption that jumps out is the tax rate. Also you mentioned that you felt the gross profit margin would improve. Does that mean that you'll be above last year in gross profit in the following three quarters?

Bill Jellison:  Yes. We believe that that is a true statement.

(Derek Leckow): Okay. And as we look at the German market you did say you saw some rebound already here in the second quarter. But you're not anticipating making up for the deficit in the first quarter. As we - perhaps it might be helpful to talk about the German revenue contribution in total. And then also give us the breakdown between lab and general dental in Germany.

Gary Kunkle: I can give you an estimate Derek. It's difficult to be too definitive because we have dealers in Germany that sell outside of Germany to other countries in Europe.

(Derek Leckow): Oh okay.

Gary Kunkle: But our estimate is that our German volume represents about 50%
             of our entire European volume. And I believe Europe's about 38% of our total.


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(Derek Leckow): Okay.

Gary Kunkle: We are number 1 in the lab business in Europe. And a lot of it is driven by our high share in Germany. And our lab business -- including the precious metals -- in Europe probably makes up plus 30 plus percent of our volume. Maybe slightly higher than that.

(Derek Leckow): Okay. And that's really where you saw the most dramatic drop.

Gary Kunkle: Yes. If you look at the, you know, while the reimbursement affected dentistry its biggest effect was on lab. Our non-lab -- or chair side -- businesses in Germany were positive and low single digits -- which is, you know, the market is about 3.5% in total. And while they're impacted they were still positive.

(Derek Leckow): Okay. And then just a question on the anesthetic business. It sounds like you're shipping already out of the Chicago plant. And you said that you thought the FDA approval might come before the end of the year. Does that mean you're looking at about fourth quarter to begin shipments from that plant in the US?

Gary Kunkle: It'll be the first quarter (Derek).

(Derek Leckow): First quarter of '05. Okay. Or '06 rather.

Gary Kunkle: Yeah well one of the things that we obviously have to do not knowing the release date is go ahead and build inventory from our current supplier.


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(Derek Leckow): Okay.

Gary Kunkle: Before we start shipping we'll have to burnoff the inventory.

(Derek Leckow): Does that reflect (the year) on the inventory balance that you're seeing? The increase?

Gary Kunkle: Yes.

(Derek Leckow): Okay. That's it for me right now. Thanks a lot.


Operator:    Your next question comes from (Frank Pinkerton).

(Frank Pinkerton):   Hey good morning. Can you run through what was the cost
             of the acquisition for GAC in Europe?

Gary Kunkle: While we agreed not to disclose the entire part of the cost, basically it is $5 million upfront with an earn-out for the balance of the next three years. Excuse me -- 5 million euro.

(Frank Pinkerton):   Five mil - I'm sorry. Five million euro. Okay. Secondly,
             can you just update us on some of, you know, what I'll call your technology initiatives with Georgia Tech? And then also I guess the (SATIF) product that you've licensed from Sanofi?


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Gary Kunkle: Yes. Both the (SATIF) and (DOXA) -- which were two technologies that we did acquire. Both of those are now in the hands of our operating units in R&D and product development. I would basically say they're beyond the proof of principle stage.

             With respect to the three projects that are active in Georgia Tech actually all of them are still in proof of principle. And those are probably much longer term (Frank).

(Frank Pinkerton):   Okay. From a standpoint of -- I guess -- the German
             market is this something that's going to require, you know, broader sales effort? Broader marketing effort? Or is it really a sense where you have everything there and you just need the market to turn around?

Gary Kunkle: Well I'd say it's both. I mean we're not going to wait for the market. We're instituting as many programs as we can to gain share during this period. And we think we can do that. You know, the one opportunity that I cited was Cercon -- I think -- is very big.

             Cercon is recognized as very technologically innovative. But people have not moved to it because they just - it's easier not to change. And here is a huge incentive and a huge opportunity for them to move to this new technology.

(Frank Pinkerton):   Okay great. Thank you.

Operator:    Your next question comes from (Suey Wong).

(Suey Wong): Thank you. Gary I'd like to drill down a little bit more on
             Germany here. I want to make sure that I heard you right. Did you say that the German lab market - you estimate -- was down 50%?

Gary Kunkle: The estimates are between 50% and 60%. That's correct.

(Suey Wong): Okay. And you talked before about the confusion reimbursement such. Could you just review the key factors there for people that might not be as new to the - or might not know the Dentsply story as well.

Gary Kunkle: Probably the biggest piece isn't confusion as much as it was delay. They announced the change in the late fourth quarter. And really weren't administratively prepared to put it in place in the first quarter.

             The request for a procedure has to go through channels -- if it's a laboratory product it has to be approved by the lab, by the dentist, and then by the regulatory authority. And then it goes back - normally it would go back to the dentist. Today now it goes back to the patient -- which is a further complication.

             And so just by virtue of the fact they weren't administratively prepared, there was an immediate backlog in that no one could get a procedure done until it went through the system.

             So for the first four to six weeks you were seeing virtually nothing done. So I would say that was the biggest piece. Certainly there's confusion on the part of the patient as to what's reimbursed and at what rate, as they're discovering as they go through the process of applying for reimbursements.

             I think it will settle out, Suey. It's just going to take time. As I said earlier in the call we're already seeing a pick up, as many of these requested procedures are now being approved, and are being brought back to the dental office. And hopefully, you know, we'll see this shake out - we'd like to see it during second quarter. But probably more realistically as you move through the third quarter.

(Suey Wong): Do you think that your strong fourth quarter in Germany stole away from the first quarter?

Gary Kunkle: No I don't.

(Suey Wong): Okay. It seems like your problems in Germany reflect the industry here. Because (Stroman) has reported, (Danaher) has reported. And both those companies have talked about the issues in Germany. So it sounds like it's not company specific.

Gary Kunkle: Absolutely. I think one thing you need to make note of though
             Suey, is, it is more prominent in the lab than it is the balance of dentistry, so companies that are heavily lab-focused are being impacted more. And certainly Straumann would be one of those.

(Suey Wong): Good. Bill could you go over the net interest and (other line)?
             (It varies) quite a bit from our projections here. I want to make sure I understand that.

Bill Jellison:  Sure. From a net interest expense perspective included in that line we've got about $4 million of interest expense in this period versus $5.2, $5.3 last year. So that's about a 1.2 million improvement off of the 2004 levels. There's also included in that line other categories, one of which is exchange, gain, or loss on transactions that are taking place. And we had a $4.8 million gain on an exchange transaction within the period versus only a $200,000 gain last year. So that was a net improvement of about $4.5 million within the quarter.

             From a transaction perspective - obviously we're impacted at different stages based on transactions and translations. In this period because of transferring intangible assets on the pharma business, we actually picked up a gain on the transaction off of that of about -- as I mentioned -- about $4.7 million. So that's about a $4.5 million swing.

             We think that that's primarily associated with the quarter. And we aren't expecting that type of a level moving forward in each of the quarters coming up through this year.

(Suey Wong): Sounds like the exchange gain explains basically the difference in my model. Lastly here, could you talk about your acquisition pipeline? I know you guys have been talking about making acquisitions for a while now.

             Is it a case that the acquisition prices are being bid up to levels that you're not comfortable with paying? And if (given that) your competitors are very active in the market and you have newer companies -- like (Danaher) and also (Kodak) -- that are either building presences in dental or expanding their presences?

Gary Kunkle: We don't see that at all. And, you know, to the best of our knowledge when you're talking about companies like (Danaher) we're targeting different companies. Most of their businesses have been - most of their acquisitions have been large equipment. Of which we have strategically decided we're not going to be in.

             Because you know they bought (Gendex) from us. With few exceptions we think valuations are fine. It's more of an issue of timing. Many of these companies are private. So the decisions go beyond just valuation. It includes family matters. And we think it's just a matter of time when they come to that decision.

             And we think they recognize that we are probably -- at least among -- the best buyers for them. And bring them the best value.

(Suey Wong): Okay. One more question if I may. The US was as strong as it's been in three years. Could you talk about the key drivers of performance there? What's different now than in the past?

Gary Kunkle: Well as I mentioned we had very strong performance in orthodontics and implants. And in our orthodontics business has been strong all along. It's just been the recent years that we put a strong emphasis behind the implants. And I think you're seeing that in the most recent quarters by the growth that they've experienced.

             We also had very strong growth in -- what I call -- our chair-side consumables. And, you know, we've had strong effort to improve in that area. We've had a tremendous focus on improving our sales effectiveness. And I think you're seeing the benefit of it in this quarter.

(Suey Wong): Thanks Gary.

Operator:    Your next question comes from (Greg Halter).

(Greg Halter):  Hi guys.

Bill Jellison:  Hi (Greg).

Gary Kunkle: Yeah hi (Greg).

(Greg Halter)   Bill. I think you had mentioned that your long term debt was
             771 million? Or was that total debt?

Bill Jellison:  That's long term debt.

(Greg Halter):  Okay. On your balance sheet you show 700.9 million. Is there something else in there that we're not seeing?

Operator:    At this time there are no further questions.

Gary Kunkle: (Kelly) there's a question right now. (Kelly)?

Operator:    Yes sir. He has been removed from queue. Please press star 1 again.

Bill Jellison:  Yeah. That's - the debt that was mentioned there that's 700 of long term debt plus the 70 of the short term portion of debt.

(Greg Halter):  So total debt is $771 million.

Bill Jellison:  $771 million in total. That's correct.

(Greg Halter):  Okay. And your maturities this year look like what?

Bill Jellison:  We actually had some debt pay down in the first quarter on one of our private placements. So that was really what the debt reduction was tied into. That was 43 million.

             And, you know, moving forward we'll also have pay downs moving into next year on the euro bonds as well. And then we're in the process at this point of renewing our entire revolving credit agreement -- which we believe should get wrapped up sometime within the second quarter.

(Greg Halter):  And looking at the cash flow obviously you mentioned down in the quarter. What do you foresee for the full year '05?

Bill Jellison:  We don't specifically talk about the overall in cash flow. But obviously, you know, we've given our earnings expectations. On the working capital side, we mentioned at the beginning of the period that we're still expecting to have a few day improvement on the inventory end. The receivable side ended -- obviously -- on the low side at year-end.

             So, you know, getting back to that level -- I think -- is probably a little bit - or further below an overall expectation. We'd expect that our receivable day should be right around kind of the 50, low 50 range on average. And we think that that's a good level.

             Could it be down below the 50 range or slightly above? I think, you know, either one of those could take place depending on where our sales come at the end of the period.

             And then as I've mentioned we also had the litigation payment that occurred in the first quarter that impacted our overall growth. But for the remaining parts of the year we feel very positive about how we should move forward.

(Greg Halter):  Okay. And I think in the past you had talked about capital spending. This year being between $55 and $60 million. Has that varied at all?

Bill Jellison:  That has not. We've obviously in the first quarter at only about 9 million is lower than kind of an overall run rate for the entire year. But we still expect that our cap-ex will be somewhere in that range.

(Greg Halter):  And is the Chicago plant done? Or is there more spending related to that?

Gary Kunkle: The Chicago plant is completed. The only spending would be related in future years for additional capacity and equipment. But the facility is complete.

(Greg Halter):  Okay. And on that $55 to $60 million can you break that down between maybe new expansions and maintenance and so forth?

Bill Jellison:  I think what we said in general before was that, you know, most of the maintenance related items make up probably about - roughly about 30% of the total cap-ex that we have. The remaining portion is typically for added capacity and or additional facility requirements.

(Greg Halter):  All right. Thank you.

Operator:    (Don) your line is open.

(Don Geer):  (Don Geer). (Cold Stream Capital). Could you go back to your repatriation comments? What are the issues you're struggling with as to whether or not to repatriate? And what is the total size that you could do?

Bill Jellison:  I think that there's a couple different points there. One, I believe that, you know we definitely want to be bringing cash back into the States. Whether it's under the repatriation act or not - a different question.

             And I think that there's different strategies that we've actually kicked off a global (tax) revenue process on to take a look at really what our options are. Because we generate a lot of cash in a lot of different countries around the world. Especially chunks within Europe.

             We also obviously are well balanced on our geographic footprint. And we would expect to have acquisitions both in the US and in Europe. And we want to make sure that we're best assessing what are needs are going to be in the next few years directly associated with that.

             So there's really two pieces. The (tax) strategy on what's the best way to bring it back. And it may actually be a different way other than just through the repatriation act. Or do a second piece is actually to look at where we believe those outflows are going to occur on some of the acquisitions moving forward.

             But we think that, you know, amount could range, you know, anywhere from - anywhere from 0 to, you know, $500 to $600 million in aggregate. Because we could potentially utilize the act to even bring back more cash from those locations knowing that we generate so much cash internationally as well.

(Don Geer):  Thank you.

Operator:    At this time there's no further questions.

Gary Kunkle: Okay. Well first of all we appreciate you joining the call this morning. And thank you for your interest in our company. Thank you (Kelly).

Operator:    Thank you. This concludes today's conference call. You may now disconnect.


                                      END